Exhibit 99.1

Ann T. Scott 303-460-3537, ascott@ball.com Renee Robinson 303-460-2476, rarobins@ball.com
News Release For Immediate Release www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Bradford Walton 415-254-7168, Bradford.Walton@ball.com

Ball Reports Strong 2021 Results

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Highlights

●Full-year and fourth quarter U.S. GAAP earnings per diluted share of $2.65 and 90 cents, respectively
●Full-year and fourth quarter comparable earnings per diluted share of $3.49 and 97 cents; up 18% and 20%, respectively
●Full-year and fourth quarter global beverage can volumes up 7%
●Strong aerospace backlog and won-not-booked of $2.5 billion and $5.0 billion, respectively
●Hired over 2,600 employees to support long-term aluminum packaging and aerospace business growth
●Executed startup of four aluminum beverage manufacturing plants; exited 2021 with 12 billion units of incremental capacity
●Returned approximately $950 million to shareholders in addition to deploying $1.7 billion in capital expenditures during 2021
●Positioned to exceed long-term diluted earnings per share growth goal of 10 to 15% and increase value returned to shareholders

WESTMINSTER, Colo., January 27, 2022 – Ball Corporation (NYSE: BLL) today reported, on a U.S. GAAP basis, full-year 2021 net earnings attributable to the corporation of $878 million (including net after-tax charges of $279 million, or $0.84 per diluted share for business consolidation and other non-comparable items), or $2.65 per diluted share, on sales of $13.8 billion, compared to $585 million net earnings attributable to the corporation, or $1.76 per diluted share (including net after-tax charges of $402 million, or $1.21 per diluted share for business consolidation and other non-comparable items), on sales of $11.8 billion in 2020. Ball’s full-year 2021 comparable net earnings were $1.16 billion, or $3.49 per diluted share compared to $987 million, or $2.97 per diluted share in 2020.

Ball’s fourth quarter 2021 net earnings attributable to the corporation on a U.S. GAAP basis, were $297 million, or 90 cents per diluted share, on sales of $3.7 billion compared to $227 million, or 68 cents per diluted share, on sales of $3.1 billion in the fourth quarter of 2020. Ball’s fourth quarter 2021 comparable earnings per diluted share were 97 cents versus fourth quarter 2020 comparable earnings per diluted share of 81 cents.

Details of comparable segment operating earnings, business consolidation activities, business segment descriptions and other non-comparable items can be found in the notes to the unaudited condensed consolidated financial statements that accompany this news release. References to volume data represent units shipped.

“We delivered a strong finish to 2021 and returned approximately $950 million to shareholders after deploying $1.7 billion of capital expenditures to support our growth during the year. Underlying demand for Ball’s sustainable aluminum packaging portfolio and innovative aerospace technologies continues to outpace supply. Our teams executed at a high level to complete significant capital projects on time and on budget to serve accelerating customer demand in 2022 and beyond. During the fourth quarter, the company increased comparable earnings per diluted share by 20 percent compared to fourth quarter 2020, initiated additional cost recovery mechanisms and continued to hire talent and build back finished goods inventory to position the company for long-term growth despite challenges associated with the pandemic, natural disasters and global supply chain disruptions,” said John A. Hayes, chairman and chief executive officer.

“Our focus remains on our employees’ safety, mental well-being, training and development, generating EVA-enhancing returns on capital and delivering sustainable innovative products and technologies to our customers. Driven by our Drive for 10 vision, EVA discipline, ownership mindset and incredible workforce, we are well positioned to meaningfully grow our long-term diluted earnings per share, EVA dollars, cash from operations and return significant value to our shareholders in the form of dividends and share repurchases in 2022 and beyond,” said Daniel W. Fisher, president.

Beverage Packaging, North and Central America

Beverage packaging, North and Central America, comparable segment operating earnings for full-year 2021 were $681 million on sales of $5.9 billion compared to $683 million on sales of $5.1 billion in 2020. For the fourth quarter 2021, comparable segment operating earnings were $162 million on sales of $1.5 billion compared to $139 million on sales of $1.3 billion during the same period in 2020. Year-over-year sales reflect higher shipments, the contractual pass through of higher aluminum costs and improved price/mix.

Full-year comparable segment operating earnings were flat and reflect 4 percent segment volume growth offset by the impact of non-aluminum inflationary costs, operational inefficiencies from persistent supply chain disruptions and $42 million of startup costs associated with opening three new multi-line plants capable of producing at least 8 billion units of incremental beverage can and end capacity entering 2022.

Fourth quarter comparable segment operating earnings increased 17 percent versus the same period in 2020. Volume growth of 5 percent, and the benefits from new manufacturing capacity, contractual terms, recent non-aluminum cost recovery initiatives, improved finished goods inventory levels and specialty growth more than offset startup costs, the impacts of supply chain and dunnage tightness and weather-related plant disruptions during the quarter.

Demand for aluminum beverage packaging continues to outstrip supply across North America. In addition to the company’s new Glendale, Arizona, and Pittston, Pennsylvania, beverage can manufacturing facilities becoming operational in 2021, the company will initiate construction of new beverage can manufacturing facilities in North Las Vegas, Nevada, and Concord, North Carolina, in 2022 and 2023, respectively, to serve long-term committed volume with global and regional strategic customers serving all beverage categories.

Beverage Packaging, EMEA

Beverage packaging, EMEA, comparable segment operating earnings for full-year 2021 were $452 million on sales of $3.5 billion compared to $354 million on sales of $2.9 billion in 2020. Fourth quarter comparable segment operating earnings were $103 million on sales of $870 million compared to $106 million on sales of $768 million during the same period in 2020. Year-over-year sales reflect higher shipments and the contractual pass through of higher aluminum costs.

Full-year comparable segment operating earnings increased 28 percent and reflect 8 percent segment volume growth, higher specialty mix and strong year-over-year consumption trends across Europe. Fourth quarter comparable segment operating earnings were relatively flat versus the same period in 2020 and reflect 6 percent volume growth offset by unfavorable euro earnings translation, tight labor and raw material conditions impacting certain customer filling locations.

Packaging mix shift to sustainable aluminum cans continues, and demand is outstripping supply. Intermittent supply chain disruptions across the region were effectively managed throughout the year. Contractual provisions and management practices are also in place to minimize potential impacts during the ongoing escalating cost environment. Successfully executed line speed ups in 2021, and greenfield projects in the U.K., Russia and Czech Republic during 2022, will enable further volume and operating earnings growth and are supported by long-term contracts.

Beverage Packaging, South America

Beverage packaging, South America, comparable segment operating earnings for full-year 2021 were $348 million on sales of $2.0 billion compared to $280 million on sales of $1.7 billion in 2020. Fourth quarter comparable segment operating earnings were $103 million on sales of $615 million compared to $107 million on sales of $529 million during the same period in 2020. Year-over-year fourth quarter sales reflect the contractual pass through of higher aluminum costs and higher shipments.

Full-year comparable segment operating earnings increased 24 percent and reflect 3 percent segment volume growth, favorable price/mix and contractual provisions for timely pass through of higher non-aluminum input costs offset by the impact of unfavorable weather conditions and operational inefficiencies associated with storm damage to a facility during the second half. Fourth quarter comparable segment operating earnings were relatively flat versus the same period in 2020 and reflect 3 percent volume growth offset by unfavorable customer product mix. In Brazil, underlying demand for sustainable aluminum packaging remains strong despite unseasonably cool and rainy weather conditions during the busy fourth quarter summer selling season.

To support long-term contracted volume growth and can-filling investments across South America, the company’s new beverage can manufacturing facility in Frutal, Brazil, will start up its second line during the first quarter of 2022, and additional investments across our remaining South American footprint will continue.

Aerospace

Aerospace comparable segment operating earnings for full-year 2021 were $169 million on sales of $1.9 billion compared to $153 million on sales of $1.7 billion in 2020. For the fourth quarter, comparable segment operating earnings were $54 million on sales of $530 million compared to $39 million on sales of $420 million during the same period in 2020. Backlog ended the quarter at $2.5 billion and contracts won, but not yet booked into backlog, was $5.0 billion.

Full-year and fourth quarter segment operating earnings reflect moderation in the inefficiencies created from certain customer supply-chain disruptions and solid program execution. During the quarter, the Ball-built NASA Imaging X-Ray Polarimetry Explorer (IXPE) spacecraft was successfully launched. The IXPE astrophysics mission will provide unprecedented insight into how the universe works with a goal of probing the origin and destiny of our universe, including the nature of black holes, dark energy, dark matter and gravity. Also, during the quarter and following decades of collaboration among numerous industry partners, NASA’s James Webb Space Telescope launched on Christmas Day. Ball-built optics and mirror systems will enable Webb to detect light from the first stars and galaxies.

The company continues to win defense, climate change and Earth-monitoring contracts to provide mission-critical programs and technologies to U.S. government, defense, intelligence, and reconnaissance and surveillance customers. Hiring to support future growth and multiple projects to expand manufacturing capacity, test capabilities, engineering, and support workspace were successfully completed in 2021.

Non-reportable

In addition to undistributed corporate expenses, the results for the company’s global aluminum aerosol business, beverage can manufacturing facilities in India, Saudi Arabia and Myanmar and investments in the company’s aluminum cup business continue to be reported in other non-reportable.

Full-year results reflect higher year-over-year undistributed corporate expenses and marketing costs associated with the aluminum cup national retail launch and its return to venues and stadiums across the United States offset by stronger year-over-year performance achieved in the aluminum aerosol business and other non-reportable beverage can manufacturing facilities. Fourth quarter results reflect lower year-over-year undistributed corporate expenses driven by lower benefit costs and improved performance in the non-reportable beverage can manufacturing facilities. During the quarter, the company’s global aluminum aerosol customers continued to pursue sustainable personal care packaging solutions including the company’s new Infinity aluminum bottle and refillable aluminum bottles for new categories.

Outlook

“The company is well-positioned for long-term growth, cost/price recovery and increasing return of value to shareholders. Our businesses’ resiliency, financial strength and ability to effectively manage the business during evolving economic environments reflects who we are and have always been. We look forward to reaping higher returns on newly commissioned investments, pursuing additional organic growth opportunities backed by long-term contracts with global strategic partners and increasing the return of value to shareholders through share repurchases and dividends in 2022,” said Scott C. Morrison, executive vice president and chief financial officer.

“Ball is stronger than ever. Despite the adversity we and others have endured, the optimism and resiliency of our team to get packaging products out the door and missions launched into space has allowed us to perform well, take care of one another and create an even brighter future for our company. Our Drive for 10 vision, enduring culture, talented team, capital allocation discipline and strong demand for our sustainable packaging and technologies will enable our ability to replicate our strong performance for decades to come. In 2022 and beyond, we look forward to growing our cash from operations, EVA dollars, returning even more capital to our shareholders and exceeding our long-term diluted earnings per share growth goal of at least 10 to 15%,” Fisher said.

About Ball Corporation

Ball Corporation supplies innovative, sustainable aluminum packaging solutions for beverage, personal care and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 24,300 people worldwide and reported 2021 net sales of $13.8 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.

Conference Call Details

Ball Corporation (NYSE: BLL) will hold its fourth quarter 2021 earnings call today at 9 a.m. Mountain time (11 a.m. Eastern). The North American toll-free number for the call is 877-256-3243. International callers should dial 212-231-2919. Please use the following URL for a webcast of the live call:

https://edge.media-server.com/mmc/p/vurbtc23

For those unable to listen to the live call, a taped replay will be available from 11 a.m. Mountain time on January 27, 2022, until 11 a.m. Mountain time on February 3, 2022. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 22002488. A written transcript of the call will be posted within 48 hours of the call's conclusion to Ball's website at www.ball.com/investors under "news and presentations."

Forward-Looking Statements

This release contains "forward-looking" statements concerning future events and financial performance. Words such as "expects," "anticipates," "estimates," "believes," and similar expressions typically identify forward-looking statements, which are generally any statements other than statements of historical fact. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements and they should be read in conjunction with, and qualified in their entirety by, the cautionary statements referenced below. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10-K, which are available on our website and at www.sec.gov. Additional factors that might affect: a) our packaging segments include product capacity, supply, and demand constraints and fluctuations and changes in consumption patterns; availability/cost of raw materials, equipment, and logistics; competitive packaging, pricing and substitution; changes in climate and weather; footprint adjustments and other manufacturing changes, including the startup of new facilities and lines; failure to achieve synergies, productivity improvements or cost reductions; unfavorable mandatory deposit or packaging laws; customer and supplier consolidation; power and supply chain interruptions; changes in major customer or supplier contracts or loss of a major customer or supplier; inability to pass through increased costs; political instability and sanctions; currency controls; changes in foreign exchange or tax rates; and tariffs, trade actions, or other governmental actions, including business restrictions and shelter-in-place orders in any country or jurisdiction affecting goods produced by us or in our supply chain, including imported raw materials; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the company as a whole include those listed above plus: the extent to which sustainability-related opportunities arise and can be capitalized upon; changes in senior management, succession, and the ability to attract and retain skilled labor; regulatory actions or issues including those related to tax, ESG reporting, competition, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; the ability to manage cyber threats; litigation; strikes; disease; pandemic; labor cost changes; inflation; rates of return on assets of the company’s defined benefit retirement plans; pension changes; uncertainties surrounding geopolitical events and governmental policies, including policies, orders, and actions related to COVID-19; reduced cash flow; interest rates affecting our debt; and successful or unsuccessful joint ventures, acquisitions and divestitures, and their effects on our operating results and business generally.

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Condensed Financial Statements (Fourth Quarter 2021)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions, except per share amounts)	2021	2020	2021	2020

Net sales	$3,674	$3,102	$13,811	$11,781

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(2,981)	(2,448)	(11,085)	(9,323)
Depreciation and amortization	(185)	(169)	(700)	(668)
Selling, general and administrative	(122)	(162)	(593)	(525)
Business consolidation and other activities	(6)	(27)	(142)	(262)
	(3,294)	(2,806)	(12,520)	(10,778)

Earnings before interest and taxes	380	296	1,291	1,003

Interest expense	(69)	(69)	(270)	(275)
Debt refinancing and other costs	(12)	-	(13)	(41)
Total interest expense	(81)	(69)	(283)	(316)
Earnings before taxes	299	227	1,008	687
Tax (provision) benefit	(10)	(7)	(156)	(99)
Equity in results of affiliates, net of tax	8	7	26	(6)

Net earnings	297	227	878	582

Net loss attributable to noncontrolling interests, net of tax	-	-	-	3

Net earnings attributable to Ball Corporation	$297	$227	$878	$585

Earnings per share:
Basic	$0.92	$0.69	$2.69	$1.79
Diluted	$0.90	$0.68	$2.65	$1.76

Weighted average shares outstanding (000s):
Basic	322,700	327,137	325,989	326,260
Diluted	328,218	333,898	331,615	332,815

Condensed Financial Statements (Fourth Quarter 2021)

Unaudited Condensed Consolidated Statements of Cash Flows

	Year Ended
	December 31,
($ in millions)	2021	2020

Cash Flows from Operating Activities:
Net earnings	$878	$582
Depreciation and amortization	700	668
Business consolidation and other activities	142	262
Deferred tax provision (benefit)	35	17
Other, net	(115)	9
Changes in working capital	120	(106)
Cash provided by (used in) operating activities	1,760	1,432
Cash Flows from Investing Activities:
Capital expenditures	(1,726)	(1,113)
Business acquisitions	-	(69)
Business dispositions	112	(17)
Other, net	(25)	18
Cash provided by (used in) investing activities	(1,639)	(1,181)
Cash Flows from Financing Activities:
Changes in borrowings, net	98	(262)
Net issuances (purchases) of common stock	(719)	(75)
Dividends	(229)	(198)
Other, net	(44)	(67)
Cash provided by (used in) financing activities	(894)	(602)
Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	(29)	(74)
Change in cash, cash equivalents and restricted cash	(802)	(425)
Cash, cash equivalents and restricted cash - beginning of period	1,381	1,806
Cash, cash equivalents and restricted cash - end of period	$579	$1,381

Condensed Financial Statements (Fourth Quarter 2021)

Unaudited Condensed Consolidated Balance Sheets

	December 31,
($ in millions)	2021	2020

Assets
Current assets
Cash and cash equivalents	$563	$1,366
Receivables, net	2,560	1,738
Inventories, net	1,795	1,353
Other current assets	305	218
Total current assets	5,223	4,675
Property, plant and equipment, net	6,502	5,351
Goodwill	4,378	4,484
Intangible assets, net	1,688	1,883
Other assets	1,923	1,859

Total assets	$19,714	$18,252

Liabilities and Equity
Current liabilities
Short-term debt and current portion of long-term debt	$15	$17
Payables and other accrued liabilities	5,938	4,427
Total current liabilities	5,953	4,444
Long-term debt	7,722	7,783
Other long-term liabilities	2,354	2,688
Equity	3,685	3,337

Total liabilities and equity	$19,714	$18,252

Notes to the Condensed Financial Statements (Fourth Quarter 2021)

1. Business Segment Information

Ball’s operations are organized and reviewed by management along its product lines and geographical areas and presented in the four reportable segments outlined below.

Beverage packaging, North and Central America: Consists of operations in the U.S., Canada and Mexico that manufacture and sell aluminum beverage containers.

Beverage packaging, EMEA: Consists of operations in numerous countries throughout Europe, including Russia, as well as Egypt and Turkey, that manufacture and sell aluminum beverage containers throughout those regions.

Beverage packaging, South America: Consists of operations in Brazil, Argentina, Paraguay and Chile that manufacture and sell aluminum beverage containers throughout most of South America.

Aerospace: Consists of operations that manufacture and sell aerospace and other related products and the provision of services used in the defense, civil space and commercial space industries.

Other consists of a non-reportable operating segment (beverage packaging, other) that manufactures and sells aluminum beverage containers; a non-reportable segment that manufactures and sells extruded aluminum aerosol containers, recloseable aluminum bottles across multiple consumer categories and slugs (aerosol packaging); a non-reportable operating segment that manufactures and sells aluminum cups (aluminum cups); undistributed corporate expenses; intercompany eliminations and other business activities.

The company also has investments in operations in Guatemala, Panama, the U.S. and Vietnam that are accounted for under the equity method of accounting and, accordingly, those results are not included in segment sales or earnings.

On January 26, 2022, Ball sold its remaining equity method investment in Ball Metalpack to Sonoco, a global provider of consumer, industrial, healthcare and protective packaging for approximately $300 million in cash, subject to customary closing adjustments. The carrying value of the investment was zero, therefore the proceeds, net of adjustments, will be reported as a pre-tax gain in business consolidation and other activities in the unaudited condensed consolidated statements of earnings. Cash proceeds will be presented in business dispositions in the unaudited condensed consolidated statements of cash flows.

In the third quarter of 2021, Ball sold its minority-owned investment in South Korea. Consideration for the transaction was cash of $120 million, of which $110 million has been received and is presented in business dispositions within cash flows from investing activities in Ball’s unaudited condensed consolidated statements of cash flows. The remaining $10 million will be received on or before December 31, 2022, and is presented in other current assets on Ball’s unaudited condensed consolidated balance sheets.

Notes to the Condensed Financial Statements (Fourth Quarter 2021)

1. Business Segment Information (continued)

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions)	2021	2020	2021	2020

Net sales
Beverage packaging, North and Central America	$1,517	$1,301	$5,856	$5,076
Beverage packaging, EMEA	870	768	3,509	2,945
Beverage packaging, South America	615	529	2,016	1,695
Aerospace	530	420	1,911	1,741
Reportable segment sales	3,532	3,018	13,292	11,457
Other	142	84	519	324
Net sales	$3,674	$3,102	$13,811	$11,781

Comparable operating earnings
Beverage packaging, North and Central America	$162	$139	$681	$683
Beverage packaging, EMEA	103	106	452	354
Beverage packaging, South America	103	107	348	280
Aerospace	54	39	169	153
Reportable segment comparable operating earnings	422	391	1,650	1,470

Other (a)	2	(29)	(65)	(55)
Comparable operating earnings	424	362	1,585	1,415
Reconciling items
Business consolidation and other activities	(6)	(27)	(142)	(262)
Amortization of acquired Rexam intangibles	(38)	(39)	(152)	(150)
Earnings before interest and taxes	$380	$296	$1,291	$1,003

(a)	Includes undistributed corporate expenses, net, of $1 million and $25 million for the three months ended December 31, 2021 and 2020, respectively, and $72 million and $58 million for the twelve months ended December 31, 2021 and 2020, respectively.

2. Non-U.S. GAAP Measures

Non-U.S. GAAP Measures – Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in the company's earnings releases and quarterly and annual regulatory filings. Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort. We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity and low visibility with respect to certain special items, including restructuring charges, business consolidation and other costs, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings and other non-comparable items. These items are uncertain, depend on various factors and could be material to our results computed in accordance with U.S. GAAP.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization (Comparable EBITDA), Comparable Operating Earnings, Comparable Net Earnings, Comparable Diluted Earnings Per Share and Net Debt – Comparable EBITDA is earnings before interest, taxes, depreciation and amortization, business consolidation and other non-comparable costs. Comparable Operating Earnings is earnings before interest, taxes, business consolidation and other non-comparable costs. Comparable Net Earnings is net earnings attributable to Ball Corporation before business consolidation and other non-comparable costs after tax. Comparable Diluted Earnings Per Share is Comparable Net Earnings divided by diluted weighted average shares outstanding. We use Comparable EBITDA, Comparable Operating Earnings, Comparable Net Earnings, and Comparable Diluted Earnings Per Share internally to evaluate the company's operating performance. Net Debt is total debt less cash and cash equivalents, which are derived directly from the company’s financial statements. Ball management uses Net Debt to Comparable EBITDA and Comparable EBITDA to interest expense as metrics to monitor the credit quality of Ball Corporation.

Notes to the Condensed Financial Statements (Fourth Quarter 2021)

2. Non-U.S. GAAP Measures (continued)

Please see the company’s website for further details of the company’s non-U.S. GAAP financial measures at www.ball.com/investors under the “FINANCIALS” tab.

A summary of the effects of non-comparable items on after tax earnings is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions, except per share amounts)	2021	2020	2021	2020

Net earnings attributable to Ball Corporation	$297	$227	$878	$585
Business consolidation and other activities	6	27	142	262
Amortization of acquired Rexam intangibles	38	39	152	150
Share of equity method affiliate non-comparable costs, net of tax	1	-	4	31
Debt refinancing and other costs	12	-	13	41
Noncontrolling interest share of non-comparable costs, net of tax	-	-	-	1
Non-comparable tax items	(37)	(21)	(32)	(83)
Comparable Net Earnings	$317	$272	$1,157	$987
Comparable diluted earnings per share	$0.97	$0.81	$3.49	$2.97

A summary of the effects of non-comparable items on earnings before interest and taxes is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions)	2021	2020	2021	2020

Net earnings attributable to Ball Corporation	$297	$227	$878	$585
Net loss attributable to noncontrolling interests, net of tax	-	-	-	(3)
Net earnings	297	227	878	582
Equity in results of affiliates, net of tax	(8)	(7)	(26)	6
Tax provision (benefit)	10	7	156	99
Earnings before taxes	299	227	1,008	687
Total interest expense	81	69	283	316
Earnings before interest and taxes	380	296	1,291	1,003
Business consolidation and other activities	6	27	142	262
Amortization of acquired Rexam intangibles	38	39	152	150
Comparable Operating Earnings	$424	$362	$1,585	$1,415

Notes to the Condensed Financial Statements (Fourth Quarter 2021)

2. Non-U.S. GAAP Measures (continued)

A summary of Comparable EBITDA and Net Debt is as follows:

	Year Ended
	December 31,
($ in millions, except ratios)	2021

Net earnings attributable to Ball Corporation	$878
Add: Net loss attributable to noncontrolling interests, net of tax	-
Net earnings	878
Less: Equity in results of affiliates, net of tax	(26)
Add: Tax provision (benefit)	156
Earnings before taxes	1,008
Add: Total interest expense	283
Earnings before interest and taxes (EBIT)	1,291
Add: Business consolidation and other activities	142
Add: Amortization of acquired Rexam intangibles	152
Comparable Operating Earnings	1,585
Add: Depreciation and amortization	700
Less: Amortization of acquired Rexam intangibles	(152)
Comparable EBITDA	$2,133

Total interest expense	$(283)
Less: Debt refinancing and other costs	13
Interest expense	$(270)

Total debt at period end	7,737
Less: Cash and cash equivalents	(563)
Net Debt	7,174

Comparable EBITDA/Interest Expense (Interest Coverage)	7.9	x
Net Debt/Comparable EBITDA	3.4	x

Notes to the Condensed Financial Statements (Fourth Quarter 2021)

3. Non-Comparable Items

	Three Months Ended December 31,		Year Ended December 31,
($ in millions)	2021	2020	2021	2020

Non-comparable items - income (expense)
Beverage packaging, North and Central America
Business consolidation and other activities
Facility closure costs (1)	$-	$-	$-	$(2)
Costs incurred from climate-related disaster (2)	(4)		(4)
Individually insignificant items	(1)	(1)	(2)	(3)
Other non-comparable items
Amortization of acquired Rexam intangibles	(7)	(7)	(28)	(27)
Total beverage packaging, North and Central America	(12)	(8)	(34)	(32)

Beverage packaging, EMEA
Business consolidation and other activities
Facility closure costs (1)	(1)	(3)	(6)	(10)
Individually insignificant items	(1)	1	(1)	-
Other non-comparable items
Amortization of acquired Rexam intangibles	(16)	(17)	(65)	(64)
Total beverage packaging, EMEA	(18)	(19)	(72)	(74)

Beverage packaging, South America
Business consolidation and other activities
Facility closure costs (1)	-	-	(4)	-
Brazilian indirect taxes (3)	-	-	22	4
Individually insignificant items	(2)	2	(9)	(3)
Other non-comparable items
Amortization of acquired Rexam intangibles	(13)	(13)	(55)	(55)
Total beverage packaging, South America	(15)	(11)	(46)	(54)

Other
Business consolidation and other activities
Pension settlements (4)	(5)	(18)	(135)	(120)
Rexam acquisition related compensation arrangements	-	-	-	(6)
Goodwill impairment charges in beverage packaging, other segment	-	-	-	(62)
Reversal of certain provisions in beverage packaging, other segment	-	-	-	11
Loss from sale of and subsequent adjustment to selling price of steel food and steel aerosol business	-	-	-	(15)
Loss on sale of China business and related costs	-	-	-	(23)
Adjustment to purchase price of aerosol business in Brazil (5)	6	-	6	-
Sale of equity method investment in South Korea (6)	-	-	(5)	-
Individually insignificant items	2	(8)	(4)	(33)
Other non-comparable items
Share of equity method affiliate non-comparable costs, net of tax (7)	(1)	-	(4)	(31)
Noncontrolling interest's share of non-comparable costs (income), net of tax	-	-	-	(1)
Amortization of acquired Rexam intangibles	(2)	(2)	(4)	(4)

Notes to the Condensed Financial Statements (Fourth Quarter 2021)

Debt extinguishment and refinance costs	(12)	-	(13)	(41)
Total other	(12)	(28)	(159)	(325)

Total business consolidation and other activities	(6)	(27)	(142)	(262)
Total other non-comparable items	(51)	(39)	(169)	(223)
Total non-comparable items	(57)	(66)	(311)	(485)

Impact of U.K. tax rate change (8)	-	-	(57)	(18)
Discrete non-comparable tax items (9)	18	5	14	(7)
Tax effect on business consolidation and other activities	7	7	33	52
Tax effect on other non-comparable items	12	9	42	56
Total non-comparable tax items	37	21	32	83
Total non-comparable items, net of tax	$(20)	$(45)	$(279)	$(402)

(1)	The company recorded charges and revisions to previous estimates for the costs of employee severance and benefits and facility shutdown costs related to plant closures and restructuring activities.

(2)	The company’s Bowling Green, KY, plant suffered damage when the southeastern U.S. was impacted by tornadoes in December 2021. The company recorded costs to reflect the damage to assets, less anticipated insurance receipts.

(3)	Due to a favorable ruling by the Brazilian Supreme Court in 2021 in relation to ICMS “tax on tax,” the company recorded a gain associated with prior year tax credits.

(4)	In 2021 and 2020, the company completed the purchase of non-participating group annuity contracts for benefit obligations related to certain of the company’s pension plans. These purchases of annuity contracts, together with the payment of regular lump sums in both years and a 2020 terminated vested lump sum exercise, triggered settlement accounting.

(5)	The company recorded credits resulting from revisions to the estimate of contingent consideration related to the 2020 acquisition of Tubex Industria E Comercio de Embalagens Ltda in Brazil.

(6)	The company sold its minority owned equity method investment in South Korea and recognized a loss.

(7)	In 2021, the company recorded credits from non-comparable items related to its equity method investment in Ball Metalpack and its share of equity method non-comparable items associated with its minority owned equity method investment in South Korea.

(8)	In 2021 and 2020, the company revalued its U.K. deferred tax balances as a result of enacted increases in the U.K. tax rate.

(9)	In 2021 and 2020, the company recorded tax benefits for U.S. tax losses carried back to years with a higher enacted tax rate which were partially offset by foreign exchange losses on its deferred tax balances in Brazil. In 2020, the company updated the Canadian tax impact of a prior business disposition, partially offset by tax benefits from the vesting of Rexam acquisition related compensation arrangements.